Exhibit 15.1
December 22, 2009
ENSCO International plc
Dallas, Texas
Re: Registration Statement Nos. 333-156705, 333-156530, 333-58625, 333-97757, 33-40282 and 333-125048
With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated April 23, 2009, July 23, 2009 and October 22, 2009 related to our review of the 2009 interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
/s/ KPMG LLP
Dallas, Texas